Exhibit 99.1

STATER BROS. HOLDINGS INC. SALES AND CUSTOMER COUNTS INCREASE IN THE SECOND QUARTER OF 2013

SAN BERNARDINO, CALIFORNIA (May 13, 2013)- Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the thirteen week and twenty-six week periods ended March 31, 2013.

The Company's consolidated sales in the thirteen weeks ended March 31, 2013 were $961.9 million up $24.2 million or 2.58% from the thirteen weeks ended March 25, 2012 consolidated sales of $937.7 million. The Company's twenty-six weeks ended March 31, 2013 sales were $1.93 billion up $32.3 million or 1.70% from the twenty-six week prior year sales of $1.90 billion. The current thirteen week and twenty-six week periods were affected by the Easter holiday which fell in the second quarter in fiscal 2013 and in the third quarter of fiscal 2012. The Company estimates that the Easter holiday added approximately $11.3 million to the second quarter and year-to-date sales of fiscal 2013.

Without the effect of the Easter holiday, like store sales increased 1.38% for the thirteen weeks ended March 31, 2013 and like store sales increased 1.10% for the twenty-six weeks of fiscal 2013 compared to the same periods of the prior year.

The Company reported net income for the second quarter ended March 31, 2013 of $11.6 million compared to net income of $16.4 million for second quarter of the prior year. Net income for the twenty-six week period of fiscal 2013 was $17.0 million compared to $25.4 million for the twenty-six week period of fiscal 2012.

Brown said, “During these tough economic times, we have made a conscious marketing decision to help our 'Valued Customers' by keeping our prices low while providing them quality and value on each of their visits to their Stater Bros. supermarket. The reduction in our current year net income reflects a decrease in gross profit margins. We have sacrificed gross margin in the current year periods in order to maintain and grow customer counts.

Because we have kept our promise to our customers by keeping our prices low, our quality high and providing our customers great customer service, our customers have responded by continuing to shop at their local Stater Bros. supermarket. We have retained our valued customers and have grown customer counts even though the economy in our marketing area continues to be challenged.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2012 of $3.9 billion. The Company currently operates 166 Supermarkets, and there are nearly 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 77 YEARS

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited
	9/30/2012	3/31/2013
Assets
Current assets
Cash and cash equivalents	$219,800	$236,804
Receivables, net	47,902	47,204
Inventories	229,117	232,188
Other	46,340	44,837

Total current assets	543,159	561,033
Property and equipment, net	607,504	590,771
Deferred debt issuance costs, net	8,397	7,278
Other	49,262	53,507

Total assets	$1,208,322	$1,212,589

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$147,544	$148,938
Accrued expenses and other liabilities	165,951	152,678
Current portion of long-term debt	12,661	15,660

Total current liabilities	326,156	317,276
Long-term debt, less current portion	633,521	622,646
Capital lease obligations, less current portion	1,186	669
Other long-term liabilities	164,837	177,329
Total stockholder’s equity	82,622	94,669

Total liabilities and stockholder’s equity	$1,208,322	$1,212,589

STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited
	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	03/25/12	3/31/13	03/25/12	03/31/13
Sales	$937,663	$961,896	$1,898,387	$1,930,640
Gross profit	260,686	258,772	520,367	509,501
Operating expenses:
Selling, general and administrative expenses	209,829	215,965	431,700	436,044
(Gain) loss on sale of property and equipment	27	6	(612)	(1,927)
Depreciation and amortization	11,371	11,566	22,783	23,249
Total operating expenses	221,227	227,537	453,871	457,366
Operating profit	39,459	31,235	66,496	52,135
Interest income	28	21	64	44
Interest expense	(11,735)	(11,768)	(23,684)	(23,577)
Income before income taxes	27,752	19,488	42,876	28,602
Income taxes	11,319	7,890	17,433	11,555
Net income	$16,433	$11,598	$25,443	$17,047